Exhibit 10.9

August 7, 2013

Mr. Ryan A. Schreiber

1730 Boulevard

Westfield, New Jersey 07090

Dear Ryan:

On behalf of dELiA*s, Inc. (the “Company”), I am very pleased to provide you with the proposed terms and conditions of the Company’s offer to employ you. Everyone you have met with feels you are a great fit for this company and will thrive here in the role we’ve discussed. We hope you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be as our SVP, General Counsel and Secretary working out of the Company’s office located at 50 West 23rd Street, New York, NY, 10010. Working as the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence no later than September 9, 2013. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $310,000 per annum, ($11,923.08 on a bi-weekly basis, every other Friday). You are also eligible to participate in the 2013 Management Incentive Plan (MIP) on a prorated basis. Currently, the MIP is based on the company meeting or exceeding planned EBITDA and individual performance. Your target bonus under this plan will be 30%. Under current plan rules you have the opportunity to earn up to 200% of your target. Under current company policy, salaries are reviewed annually at the start of each fiscal year. Your first salary review will be prorated in the spring of 2014.

Additionally, you will receive options to purchase 30,000 shares of Common Stock of dELiA*s, Inc., par value $0.01 per share, pursuant to one of dELiA*s stock plans. Such options shall be exercisable at a purchase price per share equal to the closing price of dELiA*s Common Stock on the NASDAQ market on the business day of your commencement of employment with the Company. The options shall have the following vesting schedule: 7,500 shares shall vest one year after your first day of employment, 7,500 shares shall vest two years after your first day of employment, 7,500 shares shall vest three years after your first day of employment, and the remaining 7,500 shares shall vest four years after your first day of employment. These options shall expire ten years from the date of grant.

In addition to your compensation, you will be entitled to receive the various benefits (Ex. Comprehensive Health Benefits, Employee Discounts, 401k, etc.) offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document, prorated based on date of hire. You would currently be eligible for four (4) weeks paid vacation as well as holidays (10), sick days (5) and personal days (3) in accordance with company policy. Should you ever have any questions, you should ask David Diamond, SVP of Human Resources, for a copy of the applicable plan document.

4. Severance: If the Company terminates you for any reason other than “Cause”, you shall be entitled to a minimum 6 months of severance payments, paid bi-weekly in accordance with our regular pay periods, of your then current base salary and continued participation in all medical and dental plans at the same benefit level and rate of contribution at which you were participating in prior to termination. These medical benefits will be provided by COBRA. “Cause” is defined as the commitment of fraud, material breach of Section 1 of this offer letter, conviction of a felony, unauthorized disclosure of confidential information and conduct that constitutes gross neglect or gross misconduct in carrying out your duties under Section 1 of this offer letter.

5. Assignment: The Company reserves the right at any time to assign this offer letter to any parent, subsidiary or affiliate of the Company now in existence or formed hereafter.

6. Miscellaneous: This letter constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. Company reserves the right to alter any of the terms of employment set forth in this letter as needed.

You may accept this offer of employment and the terms and conditions hereof by signing a copy of this letter, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am happy to offer you the opportunity to join our Company and we look forward to you joining us!

By:
David Diamond, SVP - Human Resources

Accepted and Agreed:

By:		Date:	9/9/13
Ryan Schreiber